Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Complete and partial portfolio holdings — arrangements to disclose to Service Providers and Fiduciaries” and “Independent registered public accounting firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated June 24, 2011, with respect to the financial statements of UBS Cash Reserves Fund, UBS Liquid Assets Fund, UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund, UBS Select Tax-Free Preferred Fund, UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund and UBS Select Tax-Free Investor Fund, in Amendment No. 31 to the Registration Statement (Form N-1A No. 811-08767) of UBS Money Series.

/s/ Ernst & Young LLP

New York, New York
August 24, 2011